Exhibit 99.1

Sweet Success Expands Sales Staff

Company Hires New Senior Vice President of Sales and Marketing

SAN ANTONIO, Apr 4, 2007 (PrimeNewswire via COMTEX News Network) — Sweet Success Enterprises Inc. (OTCBB:SWTS), the maker of innovative and delicious all-natural healthy-lifestyle beverages, announced today the addition of Tom Shuman as Senior Vice President of Sales and Marketing. In his new position, Mr. Shuman will initiate coverage of major unfilled markets as well as coordinate the Company’s marketing efforts.

Tom comes to Sweet Success from Liberty Imports USA, Inc. where he led sales and marketing for the Brazil Gourmet line-up of products. He has over 26 years experience in senior sales, marketing and product development positions for companies such as Global Brands Inc., DS Waters of America, LP, Dr Pepper/7-UP, Inc., Coca Cola USA and Procter and Gamble.

Sweet Success has executed a reorganization of its sales and marketing departments, to accelerate sales and marketing activity. “The coordination of the sales and marketing efforts is critical and having one person in charge of both departments will allow for seamless integration of our products into the market,” stated Sweet Success President, Glenn Williamson. “And Tom’s industry-specific experience is ideal for our sales and marketing efforts, as well as reflecting Sweet Success’ company image.”

Mike Launer continues to work with Sweet Success as Regional Vice President of Sales for the Midwestern US. Mr. Launer will be responsible for maintaining existing accounts and establishing new accounts in the Midwest.

San Antonio-based Sweet Success Enterprises, Inc. acquired Nestle’s original Sweet Success brand in 2002 and has re-launched a product line to tap into the rapidly growing demand for convenient and nutritious functional beverages. Its line of Fuel for Health(tm) all-natural beverages is available in a growing number of stores and includes select ingredients to satiate, boost energy and immunity and enhance a healthy lifestyle. See the Company’s web site at www.sweetsuccess.com for more information on the products and to order online.

Product statements have not been evaluated by the FDA. The products are not intended to diagnose, treat, cure or prevent disease.

The Sweet Success Enterprises Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3428

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements which address actual results could differ materially from those expressed or implied in forward-looking statements. These statements are made on the basis of management’s views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Management cautions that the ability to attract clients and generate business may be affected by a decline in the Company’s financial ratings, the competitive environment, the Company’s ability to raise sufficient capital to meet the collateral requirements associated with its current business and to fund the Company’s continuing operations and changes in market conditions.

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SOURCE: Sweet Success Enterprises Inc